July 17, 2018

First Defiance Financial Corp.

601 Clinton Street

Defiance, OH 43512

Re:	Post-effective Amendment No. 1 to Registration Statement on Form S-8 for the First Defiance Financial Corp. Employee Investment Plan

Ladies and Gentlemen:

We have acted as counsel to First Defiance Financial Corp., an Ohio corporation (the “Company”), in connection with the Company’s Post-effective Amendment No. 1 to Registration Statement on Form S-8 (the “Amendment”) to be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), for the registration of an additional 14,477 shares of common stock, $.01 par value per share, of the Company (the “Common Shares”) to be issued and delivered pursuant to the First Defiance Financial Corp. Employee Investment Plan (the “Plan”) in connection with a share distribution of one Common Share on each outstanding Common Share, with a record date of July 2, 2018, and a payable date of July 12, 2018.

In connection with rendering the opinions expressed in this letter, we have examined, to the extent deemed necessary, originals or copies, the authenticity of which has been established to our satisfaction, of (a) the Company’s Registration Statement on Form S-8 filed with the SEC on September 1, 2000 (the “Registration Statement”); (b) the Plan; (c) the Company’s Articles of Incorporation, as currently in effect; (d) the Company’s Code of Regulations, as currently in effect; and (e) all such records of the Company, including, without limitation, resolutions adopted by the directors of the Company and by the shareholders of the Company, as we have deemed relevant as a basis for these opinions. We have also examined such other documents and records and such authorities of law as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

In our examinations of the aforesaid records, documents and certificates, we have assumed, without independent verification or investigation, the authenticity of all records, documents and certificates examined by us, the correctness of the information contained in all records, documents and certificates examined by us, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents and certificates, the authority of all individuals entering and maintaining records and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents or certificates. In addition, we have assumed that the agreements that accompany each award under the Plan will be consistent with the terms of the Plan and will not expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Further, we have assumed the accuracy of all information provided to us by the Company, orally or in writing, during the course of our investigations.

First Defiance Financial Corp. July 17, 2018 Page 2

Based upon and subject to the foregoing and subject to the further assumptions and the qualifications and limitations set forth below, as of the date hereof, we are of the opinion that the additional 14,477 shares of Common Stock to be registered under the Act by the filing of the Amendment when purchased by participants in the Plan in the manner provided and for the consideration prescribed in the Plan will be validly issued, fully paid and non-assessable, assuming compliance with applicable securities laws.

The opinions expressed in this letter are rendered as of, and are based upon the laws and legal interpretations in effect and the facts and circumstances existing on, the date first written above. We disclaim any obligation to (a) advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein or (b) revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Common Shares issuable and deliverable pursuant to the Plan.

This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the 14,477 Common Shares covered by the Amendment pursuant to the Plan and the filing of the Amendment and any amendments thereto. No portion of this opinion may be quoted, relied upon or otherwise used by any other person or for any other purpose without our prior written consent.

Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Amendment and further consent to the use of our name wherever appearing in the Amendment and any amendments thereto. By giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the Rules and Regulations with respect to any part of the Amendment, including this exhibit.

Very truly you\rs,

/s/ Vorys, Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP